                                 TRAFFIX, INC.
                              ONE BLUE HILL PLAZA
                             PEARL RIVER, NY 10965

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 14, 2001

     The Annual Meeting of Stockholders of Traffix, Inc. (the "Company") will be held at the Company's Executive Offices, One Blue Hill Plaza, Pearl River, New York, on August 14, 2001 at 9:30 a.m. local time, to consider and act upon the following matters:

     1. To elect seven directors to serve for the ensuing year.

     2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record as of the close of business on June 29, 2001 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors

                                          ANDREW STOLLMAN
                                          Secretary

Pearl River, New York
July 13, 2001

            WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE
        COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY
         IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF
          YOUR SHARES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE THE
                    AUTHORITY GRANTED THEREIN IS EXERCISED.

                                 TRAFFIX, INC.
                              ONE BLUE HILL PLAZA
                             PEARL RIVER, NY 10965

          PROXY STATEMENT FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 14, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Traffix, Inc. (the "Company") for use at its Annual Meeting of Stockholders, to be held on August 14, 2001 at the Company's Executive Offices, One Blue Hill Plaza, Pearl River, New York, at 9:30 a.m. local time, and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with a stockholder's instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     The Company intends to mail this Proxy Statement to stockholders on or about July 13, 2001, to be accompanied by the Company's Annual Report to Shareholders for the fiscal year ended November 30, 2000.

VOTING SECURITIES AND VOTES REQUIRED

     At the close of business on June 29, 2001, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 15,719,092 shares of Common Stock of the Company. Stockholders are entitled to one vote per share.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter has the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter ("broker non-votes"), those shares will not be considered as present and entitled to vote with respect to such matter. Accordingly, a broker non-vote on a matter has no effect on the voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of June 29, 2001, based upon information obtained from the persons named below, regarding beneficial ownership of the Company's Common Stock by (i) each current director and nominee for director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation", below, (iii) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock and (iv) all executive officers and directors of the Company as a group.

                                                                NUMBER OF SHARES       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED(2)     CLASS(2)
---------------------------------------                       ---------------------    ----------
Jay Greenwald...............................................        2,689,790(3)         16.86%
  16 Fairway Ct
  Cresskill, NJ 07676
Jeffrey L. Schwartz.........................................        2,685,110(4)         16.67
Michael G. Miller...........................................        2,023,223            12.87
Andrew Stollman.............................................        1,402,242(5)          8.72
Jack Silver.................................................        1,172,100(6)          7.43
  660 Madison Avenue
  New York, NY 10021
Edwin A. Levy...............................................          131,250(7)             *
  570 Lexington Avenue
  New York, NY 10022
Murray L. Skala.............................................           99,000(8)             *
  750 Lexington Avenue
  New York, NY 10022
Joshua B. Gillon, Esq. .....................................           91,665(9)             *
Lawrence Burstein...........................................           75,000(10)            *
  245 Fifth Avenue
  New York, NY 10016
Daniel Harvey...............................................           41,999(11)            *
Charles Stryker, Ph.D.......................................           37,500(12)            *
  14 Campus Blvd., Suite 200
  Newtown Square, PA 19073
All executive officers and directors as a group (9
  persons)..................................................        5,735,866(13)        33.80%

---------------
  *  Less than 1% of the Company's outstanding shares.

 (1) Unless otherwise provided, such person's address is at the Company's executive offices, One Blue Hill Plaza, Pearl River, New York 10965.

 (2) The number of Shares of Common Stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of the Company's outstanding shares is calculated by including among the shares owned by such person or entity any shares which such person or entity has the right to acquire within 60 days after June 29, 2001. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (3) Includes 237,245 shares of Common Stock issuable upon the exercise of options held by Mr. Greenwald.

 (4) Includes 387,245 shares of Common Stock issuable upon exercise of options held by Mr. Schwartz.

 (5) Includes 355,010 shares of Common Stock issuable upon exercise of options held by Mr. Stollman.

 (6) Includes (i) 831,500 shares of Common Stock owned by a profit sharing plan of which Mr. Silver is a Trustee; (ii) 155,100 shares of Common Stock owned by a limited liability company of which Mr. Silver is the President; (iii) 148,000 shares of Common Stock owned by a pension plan of which Mr. Silver is a Trustee; and (iv) 37,500 shares of Common Stock issuable upon the exercise of options held by Mr. Silver.

 (7) Represents shares of Common Stock issuable upon exercise of options held by Mr. Levy.

 (8) Includes 95,000 shares of Common Stock issuable upon exercise of options held by Mr. Skala.

 (9) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Gillon.

(10) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Burstein.

(11) Represents shares of Common Stock issuable upon the exercise of options held by Mr. Harvey.

(12) Represents shares of Common Stock issuable upon the exercise of options held by Dr. Stryker.

(13) Includes 1,252,169 shares of Common Stock issuable upon the exercise of options held by the executive officers and directors of the Company. See footnotes (4) through (12), above.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The persons named in the enclosed proxy will vote to elect as directors the seven nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by management. Each director will be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. There are no family relationships between or among any officers or directors of the Company.

NOMINEES

     Set forth below for each nominee as a director of the Company is his name and age, position with the Company, principal occupation and business experience during at least the past five years and the date of the commencement of each director's term as a director.

NAME                                         AGE   POSITION
----                                         ---   --------
Jeffrey L. Schwartz........................  52    Chairman of the Board, President and Chief
                                                     Executive Officer
Andrew Stollman............................  36    Chief Operating Officer, Secretary and
                                                   Director
Murray L. Skala............................  54    Director
Edwin A. Levy..............................  64    Director
Lawrence Burstein..........................  58    Director
Jack Silver................................  58    Director
Charles W. Stryker, Ph.D. .................  54    Director

  Directors

     Jeffrey L. Schwartz has been Chairman and Chief Executive Officer of the Company since January 1995, Secretary/Treasurer from September 1993 to December 1994 and a director since inception of the Company in 1993. On January 1, 2001, Jay Greenwald resigned as the Company's President and Chief Operating Officer. Mr. Schwartz thereupon assumed Mr. Greenwald's title of President. From January 1979 until May 1998, Mr. Schwartz was also Co-President and a director of Jami Marketing Services, Inc., a list brokerage and list management consulting firm, Jami Data Services, Inc., a database management consulting firm, and Jami Direct, Inc., a direct mail graphic and creative design firm (collectively, the "Jami Companies"). The Jami Companies were sold by the principals thereof in May 1998.

     Andrew Stollman has been the Chief Operating Officer of the Company since January 1, 2001, a title he assumed upon Mr. Greenwald's resignation, and Secretary and a director of the Company since January 1995. From February 15, 2000 until January 1, 2001, Mr. Stollman was the Company's Executive Vice President and from January 1995 until February 15, 2000, he was the Company's Senior Vice President. Mr. Stollman was the Company's President from September 1993 to December 1994. From August 1992 to June 1993, Mr. Stollman was a consultant to Cas-El, Inc., from November 1992 to June 1993, manager at Media Management Group, Inc., and from December 1990 to August 1992, national marketing manager for Infotrax Communications, Inc. and Advanced Marketing & Promotions, Inc., companies engaged in providing telephone entertainment services.

     Murray L. Skala has been a director of the Company since October 1995. Mr. Skala has been a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP since 1976. Mr. Skala is also a director of JAKKS Pacific, Inc., a publicly-held company in the business of developing, marketing and distributing children's toys.

     Edwin A. Levy has been a director of the Company since November 1995. Mr. Levy has been the Chairman of the Board of Levy, Harkins & Co., Inc., an investment advisor, since 1979, and is also a director of Coastcast Corp., a publicly-held company in the business of manufacturing golf club heads.

     Lawrence Burstein has been a director of the Company since April 1999. Since March 1996, Mr. Burstein has been Chairman of the Board and a principal shareholder of Unity Venture Capital Associates, Ltd., a private venture capital firm. For approximately ten years prior thereto, Mr. Burstein was the President, a director and principal stockholder of Trinity Capital Corporation, a private investment banking concern. Trinity ceased operations upon the formation of Unity Venture in 1996. Mr. Burstein is a director of several companies, being, respectively, THQ, Inc., engaged in the development and marketing of games for Sony, Nintendo and Sega game systems; Brazil Fast Food Corporation, which owns and operates the second largest chain of fast food outlets in Brazil; CAS Medical Systems, Inc., engaged in the manufacture and marketing of blood pressure monitors and other disposable products, principally for the neonatal market; Gender Sciences, Inc., engaged in the manufacturing and distribution of nutritional supplements; and I.D. Systems Inc., engaged in the design, development and production of a wireless monitoring and tracking system which uses radio frequency technology.

     Jack Silver has been a director of the Company since January 1, 2001. He is the principal investor and manager of SIAR Capital, an independent investment fund that invests primarily in undervalued, emerging growth companies. Mr. Silver, a certified public accountant by background, has managed SIAR capital for over twenty years. The Company has been advised by Mr. Silver that he has consented, inter alia, without admitting or denying any wrongdoing, to the entry of a judgment pursuant to which Mr. Silver agreed to be enjoined from violating Sections 13(d) and 10(b) of the Securities Exchange Act of 1934 and the rules thereunder and to pay a monetary fine to the Commission.

     Charles W. Stryker, Ph.D. has been a director of the Company since January 1, 2001. Dr. Stryker is the Chairman and CEO of Naviant Marketing Solutions, Inc., a private company providing precision marketing solutions to web advertisers, web publishers and consumer marketers. From October 1997 to November 1999, Dr. Stryker was the President of IQ2.net and Zona, both subsidiaries of IntelliQuest Information Group, Inc. (which was acquired by Naviant), and before that, he was the President and CEO of the Information Technology Forum, Inc., a management consulting firm specializing in the development of content-based electronic products. In addition to his duties as President and CEO of Naviant, Dr. Stryker was the Founder and Executive Director of the MkIS User Forum. The Forum is an international trade group composed of executives responsible for the design and implementation of the corporate Marketing System (MkIS) for major global marketers. In addition to his professional activities, Dr. Stryker accepted an appointment at the University of Pennsylvania, Wharton School of Business. He has lectured in the Sol C. Snider Entrepreneurial Center, where he taught graduate courses in Entrepreneurial Studies. Dr. Stryker is also a director of 24/7 Media, Inc., a publicly held Internet based advertising company.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no cash compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Directors who are not employees of the Company are compensated for their services and attendance at meetings through the grant of options pursuant to the Company's Stock Option Plan.

EXECUTIVE OFFICERS

     Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors. Two of the Company's executive officers, Jeffrey L. Schwartz and Andrew Stollman, are also directors of the Company. Information with regard to such persons is set forth above under the heading "Nominees."

     The remaining executive officers are Joshua B. Gillon, Esq., the Company's Chief Investment Officer and General Counsel, and Mr. Daniel Harvey, the Company's Chief Financial Officer.

     Mr. Gillon, age 38, was appointed Chief Investment Officer and General Counsel of the Company in April 2000. From April 1999 through March 2000, Mr. Gillon served as the Project Director for Total Energy, Inc., a home heating oil industry consolidation. From February 1996 to March 1999, he was a partner at the law firm of Schneck, Weltman & Hashmall, LLP, specializing in mergers, acquisitions and securities law. From 1990 to 1996, he was an associate with the law firm of Kronish Lieb Weiner & Hellman, LLP and from 1988 to 1990, he was an associate with the law firm of Seward & Kissel, LLP.

     Mr. Harvey, age 42, has been Chief Financial Officer of the Company since January 1997. He joined the Company in September 1996. From November 1991 to August 1996, he was a Senior Manager with the accounting firm of Feldman, Gutterman, Meinberg & Co. Mr. Harvey is a Certified Public Accountant.

     The Company has obtained "key man" life insurance in the amount of $1,000,000 on each of the lives of Jeffrey L. Schwartz and Andrew Stollman.

THE COMMITTEES

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board of Directors does not have a Nominating Committee, and the usual functions of such a committee are performed by the entire Board of Directors.

     Audit Committee. The functions of the Audit Committee are to recommend to the Board of Directors the engagement of the independent accountants, review the audit plan and results of the audit engagement, review the independence of the auditors and review the adequacy of the Company's system of internal accounting controls. On June 13, 2000, the Board of Directors adopted a new Audit Committee Charter that complies with the new standards set forth in Securities and Exchange Commission regulations and the Nasdaq Stock Market's independent director and Audit Committee listing standards. These changes require, in part, that all companies listed on Nasdaq or that had applied for listing on Nasdaq prior to December 14, 1999, certify by June 14, 2000 that they have adopted a formal written Audit Committee Charter and that they will review and assess the adequacy of the charter on an annual basis. In addition, all of the companies must also certify that they comply, and will continue to comply, with the new Audit Committee structure and membership requirements set forth in such regulations and listing standards by June 14, 2001. The current members of the Audit Committee are Messrs. Levy, Burstein and Silver, all of whom are "independent," as that term is defined in Rule 4200(a)(15) of the listing standards of the NASD, as may be modified or supplemented.

     Compensation Committee. The function of the Compensation Committee is to make recommendations to the Board with respect to compensation of management employees. In addition, the Compensation Committee administers plans and programs, with the exception of the Company's stock option plans, relating to employee benefits, incentives and compensation. The current members of the Compensation Committee are Messrs. Skala and Burstein.

     Stock Option Committee. The Stock Option Committee determines the persons to whom options should be granted under the Company's stock option plans and the number of options to be granted to each person. The current members of the Stock Option Committee are Messrs. Levy and Burstein.

ATTENDANCE AT MEETINGS

     From December 1, 1999 through November 30, 2000, the Board of Directors, Stock Option Committee, Audit Committee and Compensation Committee each met or acted without a meeting pursuant to unanimous written consent five times, three times, one time and two times, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 22, 2000, the Company and Jay Greenwald, the Company's then President and Chief Operating Officer, entered into a Letter Agreement, pursuant to which Mr. Greenwald resigned effective January 1, 2001 as an executive officer and employee of the Company. The Letter Agreement provided that in recognition of Mr. Greenwald's service to the Company, he received a one time severance payment of $115,385 and he will continue to provide consulting services to the Company through November 30, 2001, for no less than six days per month, pursuant to which he will be paid $10,000 per month. He remains a director of the Company until the Annual Meeting or his earlier resignation or termination. Mr. Greenwald is not a nominee for director.

     Murray L. Skala, a director of the Company, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, the Company's attorneys ("Feder Kaszovitz"). The Company incurred charges of approximately $630,000 during the fiscal year ended November 30, 2000. Feder Kaszovitz continues to provide services to the Company during its current fiscal year. Its fees are based primarily on hourly rates. The Company believes that its relationship with such firm is on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

     Charles W. Stryker, Ph.D., a director of the Company, is also Chairman, CEO and a stockholder of Naviant Marketing Solutions, Inc. ("Naviant"). The Company and Naviant have entered into a series of Database Licensing Agreements pursuant to which the Company and Naviant have agreed to share certain consumer data for marketing purposes and such parties will compensate the other for certain revenues generated as a result of the use of such shared data. During the fiscal year ended November 30, 2000, the Company paid Naviant an aggregate of $700,000 under this relationship. The Company believes that its relationship with Naviant is on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

LEGAL PROCEEDINGS

  Talk.com

     On or about October 25, 2000, the Company instituted proceedings before the American Arbitration Association against Talk.com Holding Corp. ("Talk") (Case No. 13Y 180 01000 00), seeking money damages to be determined during the proceedings, but believed to amount to at least $7 million, and other relief. The relief sought arises from Talk's October 2000 termination of a series of agreements entered into between the Company and Talk between April and September 2000 (the "Talk Agreements"), pursuant to which the Company provided marketing services to Talk directed at the acquisition of residential long distance customers for Talk. The Talk Agreements obligated Talk to pay the Company fees for successful customer acquisitions on Talk's behalf. Talk has denied that the Company is entitled to the relief sought because Talk claims that it rightfully terminated the Talk Agreements; and it has asserted a counterclaim seeking to recover expenses it has or will incur in the amount of $880,000, and a refund from the Company of approximately $6.75 million due to the Company's alleged breaches of the Talk Agreements. The arbitration commenced in June 2001, and a decision of the arbitrators is expected in the fall of 2001. The Company believes that there is no merit to Talk's counterclaims, and has and intends to continue to vigorously defend against them in the arbitration.

  Class Action

     On May 30, 2001, the parties to the Class Action entered into a Stipulation of Settlement to settle the Class Action. Under the terms of the Stipulation, the Company's insurers have paid into escrow an aggregate of $3.2 million in settlement of the Action. The settlement is subject to a number of contingencies, including the final approval of the District Court, and the entry of an Order and Final Judgment by the District Court.

By Order dated June 13, 2001, the District Court gave preliminary approval to the proposed settlement, subject to notice to class members, and a hearing for final approval, which the District Court has scheduled for September 21, 2001. There can be no assurance that the District Court will finally approve the settlement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the best of the Company's knowledge, during the fiscal year ended November 30, 2000, (i) Daniel Harvey, Murray L. Skala, Larry Burstein, Ed Levy and Michael Miller each untimely filed one report on Form 4, each reporting one late transaction, (ii) Jeffrey L. Schwartz untimely filed two reports on Form 4, reporting a total of two late transactions; and (iii) Jay Greenwald untimely filed three reports on Form 4, reporting a total of three late transactions. These individuals were executive officers, directors and/or beneficial owners of more than 10% of the Common Stock of the Company during the fiscal year ended November 30, 2000. To the best of the Company's knowledge, all other Forms 3, 4 and 5 required to be filed during the fiscal year ended November 30, 2000 were done so on a timely basis.

EXECUTIVE COMPENSATION

     The following table sets forth the Company's executive compensation paid during the three fiscal years ended November 30, 2000, 1999 and 1998 for the Chief Executive Officer and the Company's four most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose cash compensation for the fiscal year ended November 30, 2000 exceeded $100,000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                       ------------------------------------
                                          ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                    --------------------------------   -----------------------   ----------
            (A)              (B)       (C)        (D)         (E)                                   (H)
                                                             OTHER        (F)          (G)                       (I)
                                                            ANNUAL     RESTRICTED   SECURITIES                ALL OTHER
                                                           COMPENSA-     STOCK      UNDERLYING      PLAN       COMPEN-
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)    TION($)      AWARDS     OPTIONS(#)   PAYOUTS($)   SATION($)
---------------------------  ----   ---------   --------   ---------   ----------   ----------   ----------   ---------
Jeffrey L. Schwartz........  2000   $405,000    $185,000       0           0         100,000         0            0
  Chairman and               1999   $362,000    $100,000       0           0           8,750         0            0
  Chief Executive Officer    1998   $453,750           0       0           0         128,495         0            0
Jay Greenwald(1)...........  2000   $405,000           0       0           0         100,000         0            0
  President and              1999   $362,000    $100,000       0           0           8,750         0            0
  Chief Operating Officer    1998   $453,750           0       0           0         128,495         0            0
Andrew Stollman............  2000   $367,000    $165,000       0           0         100,000         0            0
  Executive Vice President   1999   $266,000    $100,000       0           0           8,750         0            0
  and Secretary              1998   $302,500           0       0           0          96,260         0            0
Joshua B. Gillon, Esq......  2000   $133,000    $ 25,000       0           0         100,000         0            0
  Chief Investment Officer
  and General Counsel(2)
Daniel Harvey..............  2000   $177,000    $ 30,000       0           0          29,000         0            0
  Chief Financial Officer    1999   $155,800    $ 20,000       0           0               0         0            0
                             1998   $127,000    $ 50,000       0           0           7,729         0            0

---------------
(1) Mr. Greenwald resigned as an Executive Officer and employee of the Company on January 1, 2001. Any severance payments made to Mr. Greenwald in connection with such resignation were made during the fiscal year ending November 30, 2001 (see "Certain Relationships and Related Transactions").

(2) Mr. Gillon's salary was $200,000 per annum for the fiscal year ended November 30, 2000, however he was first employed by the Company as its Chief Investment Officer and General Counsel on April 5, 2000.

     The following table sets forth certain information regarding the granting of options to the Named Officers during the fiscal year ended November 30, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSESSED
                                                                                                ANNUAL RATES OF
                                                                                           STOCK PRICE APPRECIATION
                                   INDIVIDUAL GRANTS                                            FOR OPTION TERM
----------------------------------------------------------------------------------------   -------------------------
              (A)                   (B)                             (D)          (E)          (F)           (G)
                                 NUMBER OF          (C)
                                 SECURITIES     % OF TOTAL
                                 UNDERLYING   OPTIONS GRANTED   EXERCISE OR
                                  OPTIONS     TO EMPLOYEES IN   BASE PRICE    EXPIRATION
NAME                             GRANTED(#)   FISCAL YEAR(1)     ($/SHARE)       DATE        5%($)         10%($)
----                             ----------   ---------------   -----------   ----------   ----------   ------------
Jeffrey L. Schwartz............   100,000          17.85%        $6.75           3/8/10     $424,504     $1,075,776
Jay Greenwald..................   100,000          17.85          6.75           3/8/10      424,504      1,075,776
Andrew Stollman................   100,000          17.85          6.75           3/8/10      424,504      1,075,776
Joshua B. Gillon...............   100,000          17.85          4.59375        4/5/05      126,917        280,453
Daniel Harvey..................    15,000           2.68          5.6875       12/10/04       23,570         52,084
                                   14,000           2.52          4.59375        4/5/05       17,768         39,263

---------------
(1) Options to purchase a total of 560,250 shares of Common Stock were granted to the Company's employees, including the Named Officers, during the fiscal year ended November 30, 2000.

     The following table sets forth certain information regarding options exercised and exercisable during the fiscal year ended November 30, 2000 and the value of the options held as of November 30, 2000 by the Named Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

           (A)                  (B)           (C)                    (D)                             (E)
                                                             NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                              SHARES                        AT FISCAL YEAR-END(#)          AT FISCAL YEAR-END(1)($)
                            ACQUIRED ON      VALUE      ------------------------------   ----------------------------
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                        -----------   -----------   ------------    --------------   -----------    -------------
Jeffrey L. Schwartz.......         0              0       237,245                0         $18,796         0
Jay Greenwald.............         0              0       237,245                0          18,796         0
Andrew Stollman...........         0              0       205,010                0          14,767         0
Joshua B. Gillon..........         0              0        33,333           66,667          (2)           (2)
Daniel Harvey.............     7,730        $26,950        14,500           14,500          (2)           (2)

---------------
(1) The product of (x) the difference between $2.0625 (the closing price of the Company's Common Stock at November 30, 2000, as reported by Nasdaq) and the exercise price of the unexercised options, multiplied by (y) the number of unexercised options.

(2) None of the options held by Messrs. Gillon and Harvey were in the money as of November 30, 2000.

BOARD COMPENSATION

     As a result of the Company's policy to compensate non-employee directors for their services, the Company's 1996 Stock Option Plan, as amended and restated (the "Plan"), provides for an automatic one-time grant to all non-employee directors of options to purchase 25,000 shares of Common Stock and for additional automatic quarterly grants of options to purchase 6,250 shares of Common Stock. The exercise prices for all of such non-employee director options are the market value of the Common Stock on their date of grant.

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors from December 1, 1999 through November 3, 2000 consisted of Murray L. Skala and Lawrence Burstein. See "Certain Relationships and Related Transactions."

                           TOTAL SHAREHOLDER RETURNS

                                   LINE GRAPH

                            ANNUAL RETURN PERCENTAGE

                                                                YEARS ENDED
                                               ----------------------------------------------
COMPANY NAME/INDEX                             NOV 96    NOV 97    NOV 98    NOV 99    NOV 00
------------------                             ------    ------    ------    ------    ------
TRAFFIX, INC. ...............................  17.31     -24.59    -72.28    272.55    -65.26
NASDAQ US INDEX..............................  23.16      24.56     22.59     72.12    -22.52
PEER GROUP (SIC 7389 -- Business Services Not
  Elsewhere Classified)......................  66.87     -26.24      7.70     25.16    -13.11

                                INDEXED RETURNS

                                       BASE                       YEARS ENDED
                                      PERIOD     ----------------------------------------------
COMPANY NAME/INDEX                   7 DEC 95    NOV 96    NOV 97    NOV 98    NOV 99    NOV 00
------------------                   --------    ------    ------    ------    ------    ------
TRAFFIX, INC. .....................    100       117.31     88.46     24.52     91.35     31.73
NASDAQ US INDEX....................    100       123.16    153.40    188.06    323.69    250.81
PEER GROUP (SIC 7389 -- Business
  Services Not Elsewhere
  Classified)......................    100       166.87    123.08    132.66    165.92    144.16

     The Company's Common Stock commenced trading on the Nasdaq National Market on December 5, 1995 at a price of $5.00 per share. Total returns presented above assume $100.00 invested on December 5, 1995 in the Company's Common Stock, the Nasdaq U.S. Companies Index and the SIC Code 7389 Peer Group Companies.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. This program seeks to enhance the profitability of the Company, and thereby enhance stockholder value, by linking the financial interests of the Company's executives with those of the stockholders. Under the guidance of the Company's Compensation Committee of the Board of Directors, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

     In applying this philosophy, the Compensation Committee has established a program to (i) attract and retain executives of outstanding abilities who are critical to the long-term success of the Company, and (ii) reward executives for long-term strategic management and the enhancement of stockholder value by providing equity ownership in the Company. Through these objectives, the Company integrates its compensation programs with its annual and long-term strategic planning.

EXECUTIVE COMPENSATION PROGRAM

     The Compensation Committee approves the executive compensation program on an annual basis, including specified levels of compensation for all executive officers. The Company's executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental elements:

     - base salary and bonuses that are determined by individual contributions and sustained performance within an established competitive salary range.

     - incentive programs that reward executives when stockholder value is created through an increase in the market value of the Company's Common Stock or through significant performance achievements that enhance the long-term success of the Company.

     Each of these elements of compensation is discussed below.

     Salary and Bonus. Initial salary and bonus levels for the Company's executive officers are determined based primarily on historical compensation levels of the executive officers at other companies within its industry. Salaries for executive officers are reviewed by, and the amount of bonuses to be granted are determined by, the Compensation Committee of the Board of Directors of the Company, on an annual basis. In determining salary adjustments and annual grants of bonuses, the Compensation Committee considers individual performance and contributions to the Company, as well as overall adjustments of salaries and grants of bonuses to executive officers of other companies within the industry.

     Incentive Compensation. The Company's incentive compensation program is primarily implemented through the grant of stock options. This program is intended to align executive interests with the long-term interests of stockholders by linking executive compensation with stockholder value enhancement. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant, long-term equity ownership position in the Company's Common Stock. Stock options are granted at prevailing market rates and will only have value if the Company's stock price increases in the future. The Compensation Committee recommends to the Stock Option Committee the number of shares to be issued pursuant to option grants made to the Company's executive officers, based on individual accomplishments and contributions to the Company. The Compensation Committee also considers the number and value of options held by each executive officer that will vest in the future.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee evaluates the performance of the Chief Executive Officer on an annual basis and reports its assessment to the outside members of the Board of Directors. The Compensation

Committee's assessment of the Chief Executive Officer is based on a number of factors, including the following: achievement of short- and long-term financial and strategic targets and objectives, considering factors such as sales and earnings per share; Company position within the industry in which it competes, including market share; overall economic climate; individual contribution to the Company; and such other factors as the Compensation Committee may deem appropriate. In determining recommendations for any changes to Mr. Schwartz' compensation package, including the granting of any bonuses, options or warrants, or salary adjustments, the Compensation Committee will consider the foregoing factors.

     Mr. Schwartz's compensation is no longer governed by the terms of a written employment agreement, which expired in November 1998. The Company and Mr. Schwartz agreed (and the Compensation Committee approved) that his compensation for services rendered on the Company's behalf would be $405,000 per annum during the fiscal year ended November 30, 2000.

                                          COMPENSATION COMMITTEE

                                          Lawrence Burstein
                                          Murray L. Skala

           REPORT OF THE AUDIT COMMITTEE ON THE FINANCIAL STATEMENTS

     The Audit Committee has (i) reviewed and discussed with management the Company's audited financial statements for the fiscal year ended November 30, 2000; (ii) discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications; (iii) received the written disclosures and the letter from the independent auditors as required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees; (iv) considered whether the non-audit services provided by the independent auditors, if any, are compatible with maintaining the auditor's independence; and (v) discussed with the auditors the auditors' independence.

     Based on the review and discussions outlined above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2000, be included in the Company's Annual Report on Form 10-K for such fiscal year.

                                          AUDIT COMMITTEE

                                          Edwin Levy
                                          Lawrence Burstein
                                          Jack Silver

                       RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 2)

     Upon the recommendation of the Audit Committee of the Board of Directors, none of whose members are officers of the Company, the Board of Directors of the Company has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, as the principal independent auditors of the Company for the fiscal year ending November 30, 2001, subject to ratification by the stockholders. PricewaterhouseCoopers LLP and its predecessor, Coopers & Lybrand LLP, served as the Company's independent auditors since its inception. If the appointment of the firm of PricewaterhouseCoopers LLP is not approved or if that firm shall decline to act or their employment is otherwise discontinued, the Board of Directors will appoint other independent auditors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a brief statement at the Annual Meeting, if they so desire, and will be available to answer appropriate questions from stockholders.

     The following are the fees billed by PricewaterhouseCoopers LLP for services rendered thereby during the fiscal year ended November 30, 2000:

  (i) Audit Fees

     PricewaterhouseCoopers LLP billed $185,000 in the aggregate for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended November 30, 2000 and its reviews of the financial statements included in the Company's Forms 10-Q for that fiscal year.

  (ii) Financial Information Systems Design and Implementation Fees

     PricewaterhouseCoopers LLP did not provide the Company with any of the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during the fiscal year ended November 30, 2000.

  (iii) All Other Fees

     PricewaterhouseCoopers LLP billed $38,000 in the aggregate for services other than those covered in the above clauses (i) and (ii) rendered during the fiscal year ended November 30, 2000.

                              BOARD RECOMMENDATION

     The Board of Directors believes that the approval of the foregoing two proposals is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR such proposals.

                              2002 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders must be received by the Company at its executive offices in Pearl River, New York not later than March 18, 2002 for inclusion in the proxy statement for that meeting. Any other proposal that a stockholder intends to present at the meeting may be deemed untimely unless we have received written notice of such proposal on or before June 1, 2001.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile, mail and personal interviews, and the Company reserves the right to compensate outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

                                          By Order of the Board of Directors,

                                          /s/ ANDREW STOLLMAN
                                          --------------------------------------
                                          ANDREW STOLLMAN, Secretary

July 13, 2001

         THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE
        ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED
          TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE
           ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE ANNUAL
        MEETING MAY VOTE THEIR SHARES PERSONALLY, EVEN THOUGH THEY HAVE
                             SENT IN THEIR PROXIES.

                                  TRAFFIX, INC.

       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 14, 2001

Know all men by these presents, that the undersigned hereby constitutes and appoints Jeffrey L. Schwartz and Andrew Stollman and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote with respect to all of the shares of the common stock of Traffix, Inc., standing in the name of the undersigned at the close of business on June 29, 2001, at the Annual Meeting of Shareholders of the Company to be held on August 14, 2001 at the Company's Executive Offices, One Blue Hill Plaza, Pearl River, New York, 9:30 a.m. local time, and at any and all adjournments thereof, with all the powers that the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as follows.

       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

[X] PLEASE MARK YOUR
    VOTES AS THIS
    EXAMPLE


                                               FOR         AGAINST
1.  Election of Directors                      [ ]           [ ]


NOMINEES ARE: Jeffrey L. Schwartz, Andrew Stollman, Jay Greenwald,
              Murray L. Skala, Edwin A. Levy, Lawrence Burstein,
              Jack Silver and Charles Stryker


(Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

______________________________________


                                               FOR         AGAINST       ABSTAIN
2.   Approval of appointment of                [ ]           [ ]           [ ]
     PricewaterhouseCoopers LLP as the
     Company's auditors.


3. In their discretion upon such other measures as may properly come before the meeting, hereby ratifying and confirming all that said proxy may lawfully do or cause to be done by virtue hereof and hereby revoking all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

The shares represented by this proxy will be voted in the manner indicated, and if no instructions to the contrary are indicated, will be voted FOR all proposals listed above. Number of shares owned by undersigned _________________.


SIGNATURE(S): __________________________________ DATE: _________________________
SIGNATURE(S): __________________________________ DATE: _________________________

IMPORTANT: Please sign exactly as your names are printed here. Executors, administrators, trustees and other persons signing in a representative capacity should give full title.